Exhibit 10.1

Exclusive Distribution Agreement

This Exclusive Distribution Agreement (this “Agreement”), dated as of 2020 (the “Effective Date”), is entered into between Slinger Bag Americas Inc., a Delaware corporation located at 2709 N. Rolling Road, Unit 138, Windsor Mill, MD 21244, with company registration number 0127-01-003630 and Dunlop International Europe Ltd., with its offices located at Thorncroft Manor, Thorncroft Drive, Leatherhead, England, KT22 8JB, with company registration number 00776384, a 100% owned subsidiary of Sumitomo Rubber Industries, Ltd., with its offices located at 3-6-9 Wakinohama-cho, Chuo-ku, Kobe, Hyogo 651-0072, Japan (“Distributor”), and together with SBA, the “Parties”, and each, a “Party”).

WHEREAS, SBA is in the business of manufacturing and selling game improvement tennis equipment including portable tennis ball launchers in a trolley bag;

WHEREAS, Distributor is in the business of reselling Goods (as defined in Section 1);

WHEREAS, SBA desires to appoint Distributor as its exclusive distributor to resell the Goods to customers located in the Territory (as defined below), and Distributor desires to accept such appointment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Appointment.

1.1 Exclusive Appointment. SBA appoints Distributor as its exclusive distributor of the goods set forth in Schedule 1 (“Goods”) within the following European countries ((Germany – Austria) and France, Italy and (Spain – Portugal) and (Belgium - Netherlands -Luxembourg)) for which SBA has applied for patent protection and received trademark protection (Territory”) during the Term, and Distributor accepts such appointment. Distributor shall not directly or indirectly market, advertise, promote, sell or distribute the Goods to any person located outside the Territory, including selling or distributing the Goods to any person for ultimate delivery or resale to persons outside the Territory. Potential additional developments related to racket sports industry will be offered to the appointed distributor when applicable.

1.2 No Right to Appoint Sub-distributors. Distributor shall not, without the prior written consent of SBA, appoint any sub-distributor or other person or entity to sell or distribute the Goods.

1.3 Trade and Agent Related Structure. The Distributor has the right to use a commission-based trade and agent related structure so long as pricing of the Goods is in line with and not less than any applicable price in SBA’s European pricing structure through Dunlop direct cash collection.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	1

2. Promotion and Marketing.

2.1 Distributor Obligations. Distributor shall:

(a) market, advertise, promote and sell the Goods in the Territory in a manner that reflects favorably at all times on the Goods and the good name, goodwill and reputation of SBA and consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Goods;

(b) maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement;

(c) purchase and maintain at all times a representative quantity of each Good sufficient for and consistent with the needs of customers in the Territory;

(d) have sufficient knowledge of the industry and products competitive with each Good (including specifications, features, and benefits) so as to be able to explain in detail to customers:

(i) the differences between the Good and competing products; and

(ii) information on standard protocols and features of each Good;

(e) submit all Goods-related promotional and marketing materials to SBA for approval prior to use. SBA agree that any /all feedback must be provided within 7 working days otherwise Distributor will deem approval has been granted. Distributor agrees to work with SBA to reach mutual agreement in regards to requests and agrees to observe all reasonable directions and instructions given to it as a result by SBA in relation to the marketing, advertisement, and promotion of the Goods, including SBA’s sales, marketing, and merchandising policies as they currently exist or as they may hereafter be changed by SBA;

(f) establish and maintain (i) a Direct-To-Consumer website platform home page for the Territory based on either Distributors own local market online platform or through using www.slingerbag.com, (ii) a sales and marketing organization to the extent deemed reasonably necessary by SBA, to develop the market potential for the sale of the Goods, and (iii) facilities and a distribution organization sufficient to make the Goods available for shipment by Distributor to each of its customers in the Territory immediately on receipt of an order;

(g) Distributor in relation to clause 1.2 will be allowed to use related weblinks of trade partners and agent structure to support direct to consumer communication and create maximum exposure to marketing and sales campaigns

(h) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(i) not make any materially misleading or untrue statements concerning SBA or the Goods, including any product disparagement or “bait-and-switch” practices;

(j) promptly notify SBA of any complaint or adverse claim about any Good or its use of which Distributor becomes aware;

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	2

(k) submit to SBA complete and accurate annual reports regarding inventory, marketing and sales of the Goods in a computer-readable format and containing the scope of information acceptable to SBA, maintain books, records and accounts of all transactions and permit full examination thereof by SBA in accordance with Sections 15 and Section 16;

(l) on request, provide SBA with a written survey of the current and 12-month estimate of demand for the Goods in the Territory, especially in relation to similar or competing products;

(m) only resell any software or accessories sold, bundled or packaged with any Good on those terms and conditions as mutually agreed with SBA

(n) subject to clauses 2.1(p) and 11, support and enforce SBA’s limited two-year consumer warranty, a copy of which is attached hereto as Schedule 5, that can be extended by a consumer to 3 years by registering its purchase at www.slingerbag.com/warranty/; and

(o) translate, maintain, and maximize use of the local home page either through Distributors local online platform or as provided via SBA and utilize this vehicle as the main revenue source for Distributor / SBA’s business.

(p) SBA warranty policy to be enforced, provided that, for the sake of efficiency, it is agreed that Distributor will judge validity of the claim it receives based upon and in accordance with the SBA warranty policy and that to the extent that a replacement of the relevant Good is required under the warranty policy, SBA will compensate Distributor with either new replacement product or a credit note process.

2.2 Domain Names. To the extent that Distributor acquires any domain names that relate to Slinger Bag, any Slinger Bag Good, any entity in the Slinger Bag group or any derivative of Slinger or Slinger Bag (collectively, “Domain Name”), Distributor hereby agrees to transfer at cost 100% of its right, title and interest in such Domain Name to SBA promptly upon obtaining such Domain Name or at the written request of SBA. In this connection, Distributor will take any and all actions to cause ownership of a Domain Name to be transferred to and registered in the name of SBA or an affiliate of SBA.

2.3 SBA Obligations. SBA shall:

(a) provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Goods;

(b) allow Distributor to participate, at its own expense, in any marketing, advertising, promotion, and sales programs or events that SBA may make generally available to its authorized distributors of Goods, provided that SBA may alter or eliminate any program at any time;

(c) approve or reject, in its sole discretion, any promotional information or material submitted by Distributor for SBA’s approval; and

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	3

(d) provide promotional information and material as agreed in approved annual marketing plans, for use by Distributor in accordance with this Agreement.

3. Agreement to Purchase and Sell Goods.

3.1 Terms of Sale; Orders. SBA shall make available and sell Goods to Distributor at the prices under Section 3.2 and on the terms and conditions set out in this Agreement as attached in Schedule 2

3.2 Price. The prices for Goods sold under this Agreement shall be as per SBA’s Distributor Price List then currently in effect from time to time during the Term. The price list in effect as at the date hereof is set forth in Schedule 2.

(a) All prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement.

(b) Distributor is responsible for all charges, costs, and taxes; provided, that, Distributor is not responsible for any taxes imposed on, or regarding, SBA’s income, revenues, gross receipts, personnel or real or personal property or other assets.

(c) Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of 1½% per month or the highest rate permissible under applicable law.

(d) Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by SBA, whether relating to SBA’s or SBA’s affiliates’ breach, bankruptcy, or otherwise and whether under this Agreement, any purchase order, any other agreement between (i) Distributor or any of its affiliates and (ii) SBA or any of its affiliates, or otherwise.

3.3 Payment Terms. Distributor shall pay all properly invoiced amounts due to SBA within a maximum of 60 days from date of invoice. Distributor shall make all payments in US dollars by check, wire transfer, or automated clearing house.

3.4 Availability/Changes in Goods. SBA may, in its sole discretion, add or make changes to Goods in, or remove Goods from, Schedule 1 on 90 days prior notice to Distributor, in each case, without obligation to modify or change any Goods previously delivered or to supply new goods meeting earlier specifications.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	4

4. Orders Procedure.

4.1 Purchase Orders. Distributor shall issue all purchase orders (“Purchase Order(s)”) to SBA in written form via SBA’s web-based order system – “Solentris”. SBA will provide all necessary training to facilitate this easy to operate process. By placing an order, Distributor makes an offer to purchase Goods under the terms and conditions of this Agreement and the following commercial terms listed in the purchase order (“Purchase Order Transaction Terms”), and on no other terms: (a) the listed Goods to be purchased, including make/model number; (b) the quantities ordered; and (c) the requested delivery date. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Purchase Order are void and have no effect.

4.2 Acceptance and Rejection of Purchase Orders. SBA may, in its sole discretion, accept or reject any Purchase Order. SBA will notify Distributor that PO’s placed by the online Solentris portal have been accepted or rejected within 10 working days of the order being placed. No Purchase Order is binding on SBA unless accepted by SBA as provided in this Agreement. SBA may, in agreement with Distributor, without liability or penalty, cancel any Purchase Order placed by Distributor and accepted by SBA, in whole or in part: if SBA discontinues its sale of Goods or reduces or allocates its inventory of Goods under Section 3.4; if SBA determines that Distributor is in violation of its payment obligations under or is in material breach of this Agreement.

5. Minimum Purchase Obligation. Distributor shall target to purchase sufficient quantities (as attached in Schedule 4) of Goods to meet the minimum agreed targets throughout the life of this Agreement and as specified in Schedule 1 (“Minimum Target Obligation”). SBA may monitor progress towards the purchase obligation as deemed necessary in accordance with the audit procedures set out in Section 15. If Distributor fails to achieve the Minimum Purchase Obligation, SBA may enter a consultation period with Distributor to improve the situation, and if no improvement is evidenced within a period of one year then SBA will have the right to either:

(a) terminate this Agreement under Section 8.2(a); or

(b) refuse to renew this Agreement under Section 8.1.

6. Shipment and Delivery.

6.1 Shipment and Delivery Requirements. Unless otherwise expressly agreed to by the Parties, SBA shall deliver the Goods to the Delivery Point, using SBA’s standard methods for packaging and shipping the Goods. SBA may, in agreement with Distributor, without liability or penalty, make partial shipments of Goods, each of which constitutes a separate sale, and Distributor shall pay for the units shipped in accordance with the payment terms specified in Section 3.3 whether such shipment is in whole or partial fulfillment of a Purchase Order. Any time quoted for delivery is an estimate only. All Prices are based on Intercoms 2010 and are FCA at the DSV Logistics Centre in Ghent, Belgium FOB SBA’s shipping point in Xiamen, China or, in respect of tennis balls only, Bangkok in Thailand.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	5

6.2 Title and Risk of Loss; Purchase Money Security Interest. Title and risk of loss passes to Distributor upon delivery of the Goods at SBA’s shipping point. As collateral security for the payment of the purchase price of the Goods, Distributor hereby pledges and grants to SBA, a lien on and security interest in and to all of the right, title and interest of Distributor in, to, and under the Goods, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the Maryland Uniform Commercial Code.

6.3 Acceptance of Goods. Distributor shall inspect Goods received under this Agreement. On the seventh working day after delivery of the Goods, Distributor shall be deemed to have accepted the Goods unless it earlier notifies SBA in writing and furnishes written evidence or other documentation as reasonably required by SBA that the Goods:

(a) are damaged, defective, or otherwise do not conform to the make/model number listed in the applicable purchase order; or

(b) were delivered to Distributor as a result of SBA’s error.

If Distributor notifies SBA pursuant to this Section 6.3, then SBA shall determine, in its sole discretion, whether to replace the Goods or refund the price for the Goods.

From time to time Distributor will advise SBA of its intent to return damaged goods. Distributor shall ship at Distributor’s expense and risk of loss, all goods to be returned, or replaced under this Section 6.3 to an SBA’s facility advised by SBA at that time. If SBA exercises its option to replace the Goods, SBA shall, after receiving Distributor’s shipment of the Goods under this provision, ship to Distributor, at either vendor’s or SBA’s expense and risk of loss, the replaced Goods to Distributor’s warehouse. Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are its exclusive remedies, subject to Distributor’s rights under Section 11 regarding any Goods for which Distributor has accepted delivery under this Section 6.3.

Except as provided under this Section 6.3 and Section 12, all sales of Goods to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Goods purchased under this Agreement.

7. Resale Prices. The list of goods in Schedule 1 sets out SBA’s suggested resale prices for the Goods. These are suggested prices, agreed with Distributor and that SBA and Distributor believe accurately reflect the relative market for the Goods based on features, technology, and comparative competitive products.

8. Term; Termination.

8.1 Term. The term of this Agreement commences on the Effective Date and terminates on 31/12/2025, and shall thereafter renew for additional successive 5 year terms unless and until either Party provides notice of nonrenewal at least 90 days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the “Term”). If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	6

8.2 Termination Rights. Either Party may terminate this Agreement (including all related purchase orders pursuant to Section 8.3(a)), upon notice to the other Party:

(a) except as otherwise specifically provided under this Section 8.2, if the other Party is in breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within 30 days following the other Party’s receipt of notice of such breach;

(b) if the other Party:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 8.2 is effective on receipt of notice of termination.

8.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related purchase orders are automatically terminated; and

(b) Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information.

8.4 Post-Term Resale. On the expiration or earlier termination of this Agreement, except for termination by SBA under Section 8.2(a), Distributor may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of 6 months following the last day of the Term (“Post-Term Resale Period”).

9. Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	7

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party’s employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic or other form or media, of the disclosing party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

10. Compliance with Laws. Distributor is in compliance with and shall comply with all applicable laws, regulations and ordinances. Distributor has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

11. Limited Product Warranty and Disclaimer

11.1 Limited Product Warranty. SBA warrants that the Goods will meet the specifications set forth in Schedule 3, are free from defects in material and workmanship under normal use and service with proper maintenance for 24 months or, if extended in accordance with the terms of the warranty, 36 months. The term for such warranties shall begin upon receipt of the Good by Distributor’s customer. Distributor or its customer shall promptly notify SBA of any known warranty claims and shall cooperate in the investigation of such claims. If any Good is proven to not conform with this warranty during the applicable warranty period, SBA shall, at its exclusive option, replace the Good or refund the purchase price paid by Distributor for each non-conforming Good.

SBA shall have no obligation under the warranty set forth above if Distributor or its customer:

(a) fails to notify SBA in writing during the warranty period of a non-conformity; or

(b) uses, misuses, or neglects the Good in a manner inconsistent with the Good’s specifications or use or maintenance directions, modifies the Good, or improperly installs, handles or maintains the Good.

Except as explicitly authorized in this Agreement or in a separate written agreement with SBA, Distributor shall not service, repair, modify, alter, replace, reverse engineer or otherwise change the Goods it sells to its customers. Distributor shall not provide its own warranty regarding any Good.

11.2 DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER THIS SECTION 11, NEITHER SBA NOR ANY PERSON ON SBA’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S OR ITS CUSTOMERS’ BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SBA, OR ANY OTHER PERSON ON SBA’S BEHALF.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	8

12. Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend SBA and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or SBA arising out of or occurring in connection with: (a) Distributor’s acts or omissions as Distributor of the Goods, including negligence, willful misconduct or breach of this Agreement; (b) Distributor’s advertising or representations that warrant performance of Goods beyond that provided by SBA’s written warranty or based upon Distributor’s business or trade practices; (c) any failure by Distributor or its personnel to comply with any applicable laws; or (d) allegations that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

13. Limitation of Liability. IN NO EVENT SHALL SBA OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO DISTRIBUTOR OR ANY THIRD PARTY FOR CONS/EQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SBA WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL SBA’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SBA UNDER THIS AGREEMENT IN THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

14. Insurance. For the Term and a period of 12 months after the expiration or termination of this Agreement, Distributor shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with a minimum of US Dollars $2 million for each occurrence and US Dollars $6million in the aggregate with financially sound and reputable insurers. Upon SBA’s request, Distributor shall provide SBA with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 14 and shall not do anything to invalidate such insurance. The certificate of insurance shall name SBA as an additional insured. Distributor shall provide SBA with 60 days’ advance written notice in the event of a cancellation or material change in SBA’s insurance policy. Except where prohibited by law, Distributor shall require its insurer to waive all rights of subrogation against SBA’s insurers and SBA or the Indemnified Parties.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	9

15. Audit Rights. Upon a minimum of 14 days’ notice, during the Term and within one year after the expiration or earlier termination of this Agreement or the Post-term Resale Period, whichever is later, SBA may audit Distributor’s files relating to its sales, marketing, and inventory of Goods regarding transactions that took place in the immediately preceding 12 months. SBA may conduct any audit under this Section 15 at any time during regular business hours and no more frequently than semi-annually.

16. SBA’s Inspection Rights. During the Term and the Post-term Resale Period Distributor shall, on 10 working days’ notice, make available for physical inspection by SBA at any time during regular business hours: (a) any and all Goods in Distributor’s inventory; and (b) the Distributor’s principal place of business, marketing offices, or the distribution center(s). Notwithstanding the foregoing, SBA cannot conduct an inspection under this Section 16 more frequently than annually.

17. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing pursuant to Section 19.

18. Survival. Subject to the limitations and other provisions of this Agreement: (a) the , representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of 12 months after such expiration or termination; and (b) Sections 8.3, 9, 11.2, 12, 13, 14, 27, and 28 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of 12 months after such expiration or termination.

19. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	10

Notice to Distributor:	Dunlop International Europe Ltd ESP 131-133 NL - 5633 AA Eindhoven The Netherlands

Attention: Title: Attention: Title:

Notice to SBA:	Slinger Bag Americas Inc 2709 N Rolling Rd Unit 138, Windsor Mill, 21244 Maryland USA

Attention: Chief Executive Officer

20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

21. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

22. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

24. Assignment. Except as otherwise set forth in Section 1.2, neither Party may assign any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of Section 24 shall be null and void.

25. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	11

26. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 2 with the right to enforce Section 12 hereof.

27. Choice of Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Maryland, United States of America, without regard to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Maryland

28. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than US District Court, District of Maryland or, if such court does not have subject matter jurisdiction, the courts of the State of Maryland sitting in Baltimore, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in US District Court , District of Maryland or, if such court does not have subject matter jurisdiction, the courts of the State of Maryland sitting in Baltimore. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

29. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, or appendices attached to this Agreement, or the transactions contemplated hereby.

30. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 19, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

31. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, pandemics, covid-19, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. Notwithstanding the above, no failure by Distributor to make payment of any amounts owed under this Agreement is excused by reason of any Force Majeure Event.

32. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

[signature page follows]

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	12

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Slinger Bag Americas Inc.

By
Mike Ballardie
Chief Executive Officer

Dunlop International Europe Ltd

By
Name:
Title:	Management Director Europe

Dunlop International Europe Ltd

By
Name:
Title:	Chief Operating Officer

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	13

Schedule 1

GOODS, TERRITORY AND PRICE LIST

●	Products: Products bearing the Slinger® trademark including but not limited to tennis ball launcher devices, tennis ball launcher accessories, sports bags, tennis balls, tennis court accessories and other tennis related products marketed by Slinger®

●	Territory: Austria, Belgium, France, Germany, Italy, Luxembourg, Portugal, Spain and The Netherlands

●	Excluded Channels or Accounts:

3rd Party Re-sale Accounts: AMAZON, ALIBABA, E-BAY or any similar channel of distribution are expressly not allowed by Distributor or other distributors in order to ensure that the Slinger brand distribution strategy to NOT sell, distribute or market the Slinger brand through any 3rd party resellers of any type (whether specified in the above list or otherwise) and in any market is both maintained and adhered to at all times. For clarity, SBA itself has no intention of using such channels for distribution of Slinger products, but reserves the exclusive right to all such channels. In case SBA changes its position and uses these channels for distribution of Slinger products, then the Minimum Purchase Obligation will be reviewed and potentially corrected / compensated based on the impact realized from sales through such channels.

●	European Market Prices (as at date of execution) – see schedule 2

●	Minimum Purchase Obligation: A cumulative total target of 120,000 units of Slinger Tennis Ball Launchers as per Schedule 4

●	Shipping (INCOTERMS) Terms:

Slinger Equipment: FCA at the DSV Logistics Centre in Ghent, Belgium or FOB Xiamen, China

Slinger Tennis Balls: FOB Bangkok, Thailand. All prices are based in US$ (United States Dollars)

●	Payment Terms: Payment terms are set as being within a maximum of 60 days from the date of the invoice.

●	Payment Instructions: Distributor shall make all payments in US Dollars by wire transfer or automated clearing house, in accordance with the following banking / wire instructions:

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	14

Schedule 2

THE AGREED PRICING MATRIX FOR SLINGER® PRODUCTS FOR SALE IN THE EUROPEAN MARKET BY DISTRIBUTOR AS OF DATE OF EXECUTION IS LISTED BELOW

THE AGREED PRICING MATRIX FOR SLINGER® PRODUCTS FOR DISTRIBUTOR AS OF DATE OF EXECUTION IS LISTED BELOW

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	15

Schedule 3

CERTIFICATION LISTING

The following product certificates document the product certification and qualification for Slinger products to be distributed across the Territory

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	16

Schedule 4

VOLUME Phasing per year

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	17

Schedule 4

VOLUME TARGET per Country

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	18

Schedule 5

SLINGER BAG EU WARRANTY POLICY

Slinger® Launcher, Oscillator, Telescopic Ball Collector Tube and Cell Phone Holder Limited Warranty

Slinger® Bag Americas Inc. (“Slinger Bag”) extends the following limited warranty, which applies only to regular use of the Slinger Launcher (as described in more detail below) for the purposes of practicing or teaching Tennis (the “Limited Warranty”). Any other use of the Slinger Launcher shall void this Limited Warranty.

During the applicable Limited Warranty periods described below, the covered components of the Slinger Launcher will be free of defects or malfunctions during normal use. Certain exclusions apply, as further described in this Limited Warranty.

The Limited Warranty applies for the following components of the Slinger Launcher only and for the time period indicated:

Slinger Trolley Bag including all zippers – 24 Months.

Slinger Bag warrants the Slinger Trolley Bag, including the trolley handle, trolley wheels, trolley bag material and all zippers (but excluding zipper pullers) against defects in workmanship and materials for a period of 24 months from the date of original delivery.

Slinger Launcher Components – 24 Months.

Slinger Bag warrants the components and all original parts of the Slinger Launcher other than tennis balls, including its motors, feeder tray, fly wheel, metal shute, firing mechanism, control panel, elevation knob, phone charger cable and Lithium Ion Battery against defects in workmanship and materials for a period of 24 months from the date of original delivery.

Slinger Oscillator Components – 24 Months.

Slinger Bag warrants the Slinger Oscillator, including outer plastic casing, internal motor and external connector cable against defects in workmanship and materials for a period of 24 months from the date of original delivery.

Slinger Telescopic Ball Collector Tube Components – 24 Months.

Slinger Bag warrants the Slinger telescopic Ball Collector Tube, including all plastic casing and parts, against defects in workmanship and materials for a period of 24 months from the date of original delivery.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	19

Slinger Cell phone Holder Components – 24 Months.

Slinger Bag warrants the Slinger Cell Phone Holder, including outer plastic casing, and expandable phone holder clip against defects in workmanship and materials for a period of 24 months from the date of original delivery.

Note: Tennis balls, of any kind, are not included under any provisions of this Limited Warranty.

It is important that you maintain your Slinger Launcher through regular inspections and maintenance, as described in the Slinger Bag User Guide that came with your Slinger Launcher.

Note: Please ensure that any inspection or maintenance is always carried out only when the motor is switched to the OFF position.

Notwithstanding anything to the contrary herein or for the avoidance of doubt, it is agreed that the Limited Warranty applies only against defects discovered within the applicable Limited Warranty period and only so long as the Slinger Launcher remains in the possession of the original purchaser.

Other Exclusions and Limitations

Who is covered?

●	The original owner of the Slinger Launcher, Oscillator, Collector Tube and Cell Phone Holder. The Slinger Launcher, Oscillator, Collector Tube and Cell Phone Holder must remain in the possession of the original purchaser for the warranty to remain valid. This Limited Warranty is not transferable.

What is covered?

●	If a defect arises in the Slinger Launcher, Oscillator, Collector Tube or Cell Phone Holder or any warranted component within the applicable Limited Warranty period, the purchaser’s sole and exclusive remedy is for Slinger Bag to, at Slinger Bag’s discretion to the extent permitted by law, either replace or repair the defective or malfunctioning Slinger Launcher, Oscillator, Collector Tube or Cell Phone or component with the same or a comparable model.

●	Any replacement or repaired component shall be warranted for the remainder of the original Limited Warranty period or 30 days, whichever is longer, or for any additional period that is required by applicable law.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	20

What is NOT covered?

●	Normal wear and tear

●	Cosmetic damage (i.e., minor scratches, surface deformations or discoloration) including natural fading of colors

●	Damage caused by exposure to inclement weather

●	Damage caused by rips, cuts and tears

●	Products treated with steaming devices or other heat treatments

●	Products with removed or defaced holograms or date codes

●	Products purchased from unauthorized dealers (including, without limitation, products purchased through (i) auction sites such as ebay or craigslist, (ii) unauthorized dealers selling via third party marketplaces such as amazon marketplace, or (iii) dealers selling altered, doctored or counterfeit products)

●	Counterfeit products

●	Products purchased “used”, “as-is”, “without warranty”;

●	Any other Slinger Bag products or services, non-Slinger Bag products, units that are, or that Slinger Bag reasonably believes to be, stolen, counterfeit, or purchased from an unauthorized distributor or reseller, units purchased outside of the user’s main market and units missing their serial number.

●	Damage or equipment failure due to normal wear and tear, improper or negligent use, maintenance, or attempted repair (other than that caused by a Slinger Bag authorized service technician), use of the Slinger Launcher, Oscillator, Collector Tube or Cell Phone with parts or accessories from third parties, or with parts or accessories not originally intended for or compatible with the Slinger Launcher, Oscillator, Collector Tube or Cell Phone or any use contrary to the instructions in the Slinger Bag User Guide.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	21

●	Damage or equipment failure due to accident, abuse, improper or abnormal use, neglect, corrosion, discoloration of paint or plastic (or any other change in cosmetic appearance that does not affect performance), theft, vandalism, fire, flood, wind, lightning, freezing or other natural disasters or acts of God of any kind, electrical wiring, power reduction, power fluctuation or power failure from whatever cause, unusual atmospheric conditions, collision, introduction of foreign objects, or modifications that are unauthorized or not recommended by Slinger Bag.

●	Incidental or consequential damages. Slinger Bag is not responsible or liable for indirect, special, incidental or consequential damages, economic loss, loss of property or profits, loss of enjoyment or use, or other consequential damages of any nature whatsoever in connection with the purchase, use, repair or maintenance of equipment or parts. Slinger Bag does not provide monetary or other compensation for any such repairs or replacement parts costs, including but not limited to club membership fees, work time lost, cost of substitute equipment, diagnostic visits, maintenance visits or transportation.

●	Any attempt to repair Slinger Bag equipment creates a risk of injury and property damage. Slinger Bag is not responsible or liable for any damage or injury incurred during, or as a result of, any repair or attempted repair of equipment by anyone other than a Slinger Bag authorized service technician. All repairs attempted by you or your agents are undertaken AT YOUR OWN RISK and Slinger Bag will have no liability for any injury to persons or property arising from such attempted moves or repairs.

●	Where permitted by law, replacement units, parts and electronic components reconditioned to as-new condition by Slinger Bag or its vendors may sometimes be supplied as warranty replacement and constitute fulfilment of warranty terms.

THIS LIMITED WARRANTY IS THE EXCLUSIVE WARRANTY GIVEN BY SLINGER BAG AND SUPERSEDES ANY PRIOR, CONTRARY OR ADDITIONAL REPRESENTATIONS. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY STATUTORY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY LAW. IN SUCH EVENT, SUCH WARRANTY IS LIMITED TO THE DURATION OF THE WARRANTY PERIODS SET FORTH ABOVE. THIS EXCLUSION APPLIES EVEN IF THIS WARRANTY FAILS OF ITS ESSENTIAL PURPOSES AND REGARDLESS OF WHETHER DAMAGES ARE SOUGHT FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR STRICT LIABILITY IN TORT OR UNDER ANY OTHER LEGAL THEORY. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER LEGAL RIGHTS, WHICH VARY FROM STATE TO STATE.

How do I obtain an Extended Warranty Period of 3 (Three) years?

●	To be eligible for an extended service under this Limited Warranty you must provide Slinger Bag with the serial number of your Slinger Launcher and proof of purchase indicating the date purchased by registering for your extended 3 (three) year warranty at www.slingerbag.com/warranty

●	Any claims under this policy made must be made within the specified warranty period.

How do I make a warranty claim?

Please contact Slinger Warranty Support at www.slingerbag.com/support

How long do I have to make a warranty claim?

Any warranty claim must be made within 24 months of the date of the original delivery of the Slinger product in respect of which you are making a claim.

What if I have questions or concerns?

●	You may direct any questions or concerns to www.slingerbag.com/support

Attention: Disputes in respect of Limited Warranty Claims

●	Any disputes between you and Slinger Bag related to this Limited Warranty or the Slinger Launcher will be governed by the then-current dispute resolution procedures in Slinger Bag Terms of Service, available at www.slingerbag/termsofservice.

Third Party Certifications

Any mark, graphic or sticker applied to any Slinger Bag product indicating that such product is certified or compliant with the standard of a particular third party governing body (i.e., RoHS or CB) shall only represent that the product was so certified at the time of its manufacture and not at any later time. Slinger Bag is under no obligation to re-certify or re-gain compliance with any standard of any third-party at any time.

Slinger Bag Americas Inc Dunlop / Sumitomo
Distribution Agreement
September 2020	22